Exhibit 10.11
INTREPID POTASH, INC.
AMENDED AND RESTATED EQUITY INCENTIVE PLAN
PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT
Intrepid Potash, Inc., a Delaware corporation (“Intrepid”), has granted you Performance Restricted Stock Units (“PSUs”) under the Intrepid Potash, Inc. Amended and Restated Equity Incentive Plan (the “Plan”), subject to the terms and conditions of the Plan and this Performance Restricted Stock Unit Agreement (this “Agreement”). You must accept this award of PSUs in the manner designated by Intrepid in the accompanying grant notice (the “Grant Notice”) (e.g. electronic acceptance) not later than 30 days after the Grant Date specified in the accompanying Grant Notice, or this award of PSUs will be rendered void and without effect.
I.GRANT NOTICE
Grantee:    See accompanying Grant Notice
Target Number of PSUSs:     See accompanying Grant Notice
Grant Date:    See accompanying Grant Notice
Vesting Schedule:    The PSUs will vest in accordance with the provisions of the accompanying Grant Notice.
II.TERMS AND CONDITIONS
1.Defined Terms; Conflicts. Except as defined in this Agreement, capitalized terms in this Agreement have the meanings assigned to them in the Plan. In the event of a conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan will govern.
2.    Non-Transferable. PSUs may not be sold, assigned, transferred by gift or otherwise, pledged, hypothecated, or otherwise disposed of, by operation of law or otherwise.
3.    Vesting and Settlement. Except as provided otherwise in this Agreement, the PSUs will vest in accordance with the terms of the accompanying Grant Notice. After vesting, the PSUs will be settled in accordance with the terms of the accompanying Grant Notice.
    4.    Termination of Service; Forfeiture.
(a)General. Except as provided otherwise in this Agreement, the Plan, the accompanying Grant Notice, or an Applicable Severance Agreement (as defined in Section 14), upon the termination of your Service for any reason, all PSUs that are not vested will immediately be forfeited.

(b)Forfeiture. Upon forfeiture of PSUs, you will have no further rights with respect to those PSUs and any related Dividend Equivalents and shall not be entitled to any payment in respect of such forfeited PSUs.
(c)Violation of Restrictive Covenants. Material breach of the terms of any restrictive covenant(s) between you and the Company, including but not limited to the non-solicitation and confidentiality obligations contained herein, shall cause 100 % of all of the PSUs issued to you, whether vested or unvested, to be immediately forfeited and be of no further force or effect, but shall not otherwise relieve you of you obligations under any such restrictive covenants agreement(s). This Section shall survive the termination of your employment with the Company.
    5.    Leave of Absence. For purposes of this Agreement, your Service does not terminate when you go on a bona fide employee leave of absence that is approved in writing by Intrepid or an Affiliate if the terms of your leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. However, your Service will be treated as terminating 90 days after you went on the approved leave, unless your right to return to active work is guaranteed by law or by a contract. Your Service terminates in any event when your approved leave ends unless you immediately return to active Service. The Committee determines, in its sole discretion, which leaves of absence count for this purpose, and when Service terminates for all purposes under the Plan.
6.Stockholder Rights; Dividend Equivalents. You do not have any rights as a stockholder in respect of your PSUs. Accordingly, you have no voting rights or rights to dividends in respect of the PSUs. However, if so provided in the Grant Notice, you may be entitled to Dividend Equivalents.
7.Tax Withholding. Intrepid has the right to deduct from any payments otherwise due to you any federal, state, or local taxes, domestic or foreign, of any kind required by law upon the issuance, vesting, or settlement of your PSUs or related Dividend Equivalent Amounts. At the time of issuance, vesting, or settlement, you will pay to Intrepid the amount that Intrepid determines is necessary to satisfy applicable withholding obligations at rates determined by Intrepid, which will not exceed the minimum statutory rate or any other rate that will not cause an adverse accounting consequence or cost. You may elect to pay this amount, in whole or in part, (a) in cash, (b) by causing Intrepid to withhold shares of Stock otherwise issuable to you, or (c) by delivering to Intrepid unrestricted shares of Stock you already own. Your election will be irrevocable and must be made in advance and in accordance with Intrepid’s Insider Trading Policy, Stock Ownership Guidelines, and any other applicable policies or procedures. If you do not make a proper election in accordance with this Section, Intrepid will automatically withhold shares of Stock otherwise issuable to you to satisfy the applicable withholding obligations at rates not to exceed the minimum statutory rate or any other rate that will not cause an adverse accounting consequence or cost. The number of shares of Stock delivered or withheld under this Section will be determined by Intrepid and will not exceed the number of shares of Stock with an aggregate Fair

Market Value that exceeds the applicable withholding obligations. The Fair Market Value of the shares delivered or withheld will be determined by Intrepid as of the date that the amount of tax to be withheld is to be determined.
8.Committee Discretion. The Committee has complete and full discretionary authority to make all decisions and determinations under this Agreement, and all decisions and determinations by the Committee will be final and binding upon all persons, including, but not limited to, you and your personal representatives, heirs and assigns.
9.Investment Representations. The Committee may require you (or your estate or heirs) to represent and warrant in writing that the shares of Stock acquired upon settlement of the PSUs are being acquired for investment and without any present intention to sell or distribute the shares and to make any other representations that Intrepid or its counsel deems necessary or appropriate.
10.No Right to Continued Service. Neither the grant of PSUs nor this Agreement gives you the right to continue Service with Intrepid or its Affiliates in any capacity. Intrepid and its Affiliates reserve the right to terminate your Service at any time and for any reason not prohibited by law.
11.Covenants. You expressly covenant and agree to each of the following:
(a)Confidentiality: You hereby promise and agree not to knowingly use or disclose, or divulge to any person or entity in any manner, any confidential or proprietary information originating with or belonging to the Company, or with respect to any of the officers, directors, members, or partners of the Company or any of its parent, subsidiaries, affiliates, or portfolio companies (“Confidential Information”). Confidential Information includes but is not limited to inventions, research and development, engineering, products, designs, manufacturing, methods, systems, improvements, trade secrets, formulas, processes, marketing, merchandising, selling, licensing, servicing, pricing, personnel information, financial information, consultants and consultant lists, business records, manuals, business strategies, and business plans that are treated and maintained as confidential by the Company. Confidential Information does not include any information which, through no fault or wrongful action by you or anyone acting on your behalf, ceases to be confidential or proprietary, information which arises from your general training, knowledge, skill or experience, whether gained on the job or otherwise, information that is readily ascertainable to the public, or information that you otherwise have a right to disclose as legally protected conduct.
(b)Compliance with Company Policy. You will comply with Intrepid’s corporate policies as provided to you, including without limitation Intrepid’s Code of Business Conduct and Ethics; Insider Trading Policy; and Confidential Information, Trade Secrets, and Intellectual Property Policy.

(c)Limited Non-Solicitation. You acknowledge that the
continued success of Intrepid depends in part on the continuity of its professional relationships. Therefore, for a period of one (1) year following the Grant Date, you agree you will not, acting alone or with others, directly or indirectly, encourage or induce any person or business having a professional or contractual relationship with Intrepid to terminate or alter such relationship with the Company, including but not limited to vendors, services providers, and Continuing Employees of the Company. As used in this provision, “Continuing Employee” means any person who is an employee or a consultant of Intrepid. By way of example but not by way of limitation, by entering into this Agreement you agree not to suggest the name of any Continuing Employee as a possible employee to any entity other than the Company. You agree not to solicit an employment application or resume from any Continuing Employee on behalf of any employer other than the Company. You agree not to participate in interviews or discussions on behalf of any employer concerning hiring or any attempt to hire any Continuing Employee. You agree not to hire or attempt to hire any Continuing Employee on behalf of any employer other than the Company.
(d)Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained in this Agreement. If, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable for the maximum duration, scope, or geographical area to the extent compatible with the applicable law as it shall then appear.
14.Entire Agreement. This Agreement and the accompany Grant Notice constitute the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, and negotiations between the parties except to the extent that a matter is specifically addressed by any employment, severance, or change-in-control agreement between Intrepid and Grantee (an "Applicable Severance Agreement"), in which instance the relevant terms of the Applicable Severance Agreement will govern.
15.Governing Law. The validity and construction of this Agreement and the Plan will be construed in accordance with and governed by the laws of the State of Delaware other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan and this Agreement to the substantive laws of any other jurisdiction.

16.Binding Effect. This Agreement will be binding upon and inure to the benefit of Intrepid and you and Intrepid’s and your respective heirs, executors, administrators, legal representatives, successors, and assigns.
17.Consent to Electronic Communications. You agree that Intrepid may provide you with any communications associated with this Award in electronic format. Your consent to receive electronic communications includes, but is not limited to, all legal and regulatory disclosures and communications associated with this Award or notices or disclosures about a change in the terms and conditions of this Award.
18.Tax Treatment; Section 409A. You may incur tax liability as a result of the receipt of the PSUs and payments hereunder. You should consult your own tax adviser for tax advice.
PSUs and related Dividend Equivalent Amounts are intended to be exempt from Section 409A of the Code (“Section 409A”) as short-term deferrals and, accordingly, the terms of this Agreement will be construed to preserve such exemption. However, should this Agreement become subject to Section 409A, this Agreement will be interpreted and administered in accordance with the intent that Grantee not be subject to tax under Section 409A. Accordingly, in the event that Grantee is determined to be a “specified employee” within the meaning of Section 409A, any payments on account of termination of Service that are “nonqualified deferred compensation” subject to Section 409A will be accumulated and paid without interest on the first business day following the date that is six months after the date of Grantee’s termination of Service to the extent required to avoid any adverse tax consequences under Section 409A. For purposes of this Agreement, and solely to the extent required for compliance with Section 409A, the terms “separation from service” and “disability” will have the meanings as defined under Section 409A and references to termination of Service will mean a “separation from service.”. Each amount to be paid under this Agreement will be construed as a separate identified payment for purposes of Section 409A.
The Committee, in its sole discretion and without Grantee’s consent, may amend or modify this Agreement in any manner and delay payment of any amounts payable to satisfy the requirements of Section 409A. Notwithstanding any provision of this Agreement, the Plan, or any Applicable Severance Agreement to the contrary, in no event will Intrepid or any of its Affiliates be liable to Grantee or any other person on account of an Award’s failure to (a) qualify for favorable U.S. tax treatment or (b) avoid adverse tax treatment under U.S. law, including, without limitation, Section 409A.
19.Recoupment of Award. This Award is subject to the provisions of the Plan pertaining to recoupment of Awards.
20.Modification of Agreement. This Agreement may be modified or amended only by the written consent of Intrepid and you, except to the extent permitted by Section 18 (regarding Section 409A) or the Plan.

21.No Change to At-Will Status. Unless you have a valid, enforceable employment agreement with the Company, nothing in the Agreement changes your status as an employee-at will. You acknowledge that either you or the Company may terminate your employment at any time, for any or no reason, with no notice.
Accompanying Documents:
Performance Restricted Stock Unit Grant Notice
Amended and Restated Equity Incentive Plan
Amended and Restated Equity Incentive Plan Prospectus